                       Lanco Environmental Products, Inc.

                          Audited Financial Statements

                           Period from January 1, 1997
                                to June 27, 1997

                                    CONTENTS

Report of Independent Auditors.................................................1
Balance Sheet..................................................................2
Statement of Operations........................................................3
Statement of Changes in Stockholder's Equity...................................4
Statement of Cash Flows........................................................5
Notes to Financial Statements..................................................6

                         Report of Independent Auditors

Board of Directors
Lanco Environmental Products, Inc.

We have audited the accompanying balance sheet of Lanco Environmental Products, Inc. as of June 27, 1997, and the related statements of operations, stockholder's equity and cash flows for the period from January 1, 1997 to June 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lanco Environmental Products, Inc. at June 27, 1997, and the results of its operations and its cash flows for the period from January 1, 1997 to June 27, 1997, in conformity with generally accepted accounting principles.




                                                           ERNST & YOUNG LLP






Canton, Ohio
November 11, 1997

                       Lanco Environmental Products, Inc.

                                  Balance Sheet

                                  June 27, 1997

ASSETS
Current assets:
   Cash and cash equivalents                                                              $      8,923
   Trade accounts receivable--net of allowance for
     doubtful accounts of $60,000                                                              364,028
   Inventories                                                                                 507,932
   Other                                                                                        21,490
                                                                                          --------------
Total current assets                                                                           902,373

Property, plant and equipment, at cost:
   Leasehold improvements                                                                      105,860
   Machinery and equipment                                                                     119,110
   Office equipment                                                                             31,908
                                                                                          --------------
                                                                                               256,878
   Less accumulated depreciation                                                               109,139
                                                                                          --------------
                                                                                               147,739
                                                                                          --------------
Total assets                                                                              $  1,050,112
                                                                                          ==============

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
   Note payable to bank                                                                   $    100,000
   Trade accounts payable                                                                      432,726
   Accounts payable - related party                                                             20,500
   Deferred income taxes                                                                        99,100
   Accrued expenses                                                                             41,604
   Other current liabilities                                                                    34,376
                                                                                          --------------
Total current liabilities                                                                      728,306

Deferred income taxes                                                                            6,000

Stockholder's equity:
   Common stock, $1 par value, 60,000 shares
     authorized, 1,000 shares issued and outstanding                                             1,000
   Additional paid-in capital                                                                  166,838
   Retained earnings                                                                           147,968
                                                                                          --------------
Total stockholder's equity                                                                     315,806
                                                                                          --------------
Total liabilities and stockholder's equity                                                $  1,050,112
                                                                                          ==============


The accompanying notes are an integral part of these statements.

'

                       Lanco Environmental Products, Inc.

                             Statement of Operations

                           Period from January 1, 1997
                                to June 27, 1997

Net sales                                                                                $1,277,435
Cost of sales                                                                             1,022,288
                                                                                         -------------
Gross profit                                                                                255,147

Selling, administrative and general expenses                                                351,033
                                                                                         -------------
Operating loss                                                                              (95,886)

Other expense--net                                                                            3,733
                                                                                         -------------

Net loss                                                                                 $  (99,619)
                                                                                         =============


The accompanying notes are an integral part of these statements.

                       Lanco Environmental Products, Inc.

                  Statement of Changes in Stockholder's Equity

                           Period from January 1, 1997
                                to June 27, 1997

                                               COMMON STOCK
                                         ---------------------------
                                           NUMBER                      ADDITIONAL
                                             OF                         PAID-IN         RETAINED
                                           SHARES        AMOUNT         CAPITAL         EARNINGS          TOTAL
                                         ------------- ------------- ---------------- --------------- ---------------
Balance at January 1, 1997                    1,000        $1,000        $166,838     $    247,587       $415,425

   Net loss                                                                                (99,619)       (99,619)
                                         ------------- ------------- ---------------- --------------- ---------------

Balance at June 27, 1997                      1,000        $1,000        $166,838     $    147,968       $315,806
                                         ============= ============= ================ =============== ===============


The accompanying notes are an integral part of these statements.

                       Lanco Environmental Products, Inc.

                             Statement of Cash Flows

                           Period from January 1, 1997
                                to June 27, 1997

OPERATING ACTIVITIES
Net loss                                                                                     $ (99,619)
Adjustments to reconcile net loss to
   cash provided by operating activities:
     Depreciation and amortization                                                              12,426
     Deferred income taxes                                                                     (54,100)
     Loss on sale of equipment                                                                   4,357
     Changes in working capital:
       Accounts receivable                                                                     148,412
       Inventories                                                                             (29,973)
       Other current assets                                                                    (15,155)
       Trade accounts payable                                                                  131,658
       Accrued expenses and other current liabilities                                            5,280
                                                                                              --------
Net cash provided by operating activities                                                      103,286

INVESTING ACTIVITIES
Purchase of equipment - net                                                                    (18,802)

FINANCING ACTIVITIES
Proceeds from note payable to bank                                                             100,000
Advances from related company                                                                      900
Payments on advances from related company                                                     (202,409)
                                                                                              --------
Net cash used in financing activities                                                         (101,509)
                                                                                              --------
Decrease in cash and cash equivalents                                                          (17,025)

Cash and cash equivalents at beginning of period                                                25,948
                                                                                              --------
Cash and cash equivalents at end of period                                                    $  8,923
                                                                                              ========


The accompanying notes are an integral part of these statements.

                       Lanco Environmental Products, Inc.

                          Notes to Financial Statements

                                 June 27, 1997


1.  ACCOUNTING POLICIES

Lanco Environmental Products, Inc., located in Grand Rapids, Michigan operates in a single business segment, manufacturing wastewater treatment equipment and components. The Company's products are sold principally in the domestic industrial wastewater market.

CASH EQUIVALENTS

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

REVENUE RECOGNITION

Revenue from the sale of wastewater treatment equipment is generally recognized upon shipment.

FINANCIAL INSTRUMENTS

The carrying values of cash, cash equivalents, accounts receivable and accounts payable are a reasonable estimate of fair value due to the short-term nature of these instruments.

CONCENTRATIONS OF CREDIT RISK

Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers with which the Company does business. The Company grants credit to customers based on an evaluation of their financial condition and collateral is generally not required. Losses from credit sales are provided for in the financial statements and have historically been within management's expectations.

                       Lanco Environmental Products, Inc.

INVENTORIES

Inventories are valued at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is valued at cost. Expenditures for repairs and maintenance are charged to operations as incurred, while expenditures for additions and improvements are capitalized. Depreciation is computed principally using the straight-line method over the estimated useful lives of assets. The useful lives are 25 years for leasehold improvements; 5 to 10 years for machinery and equipment and 10 years for office equipment.

USE OF ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

ADVERTISING EXPENSES

The cost of advertising is expensed as incurred. The Company incurred $65,000 in advertising costs for the period January 1, 1997 to June 27, 1997.

2.  INVENTORIES

Inventories consist of the following as of June 27, 1997:

   Component parts                                           $    259,951
   Finished goods                                                 247,981
                                                             --------------
                                                             $    507,932
                                                             ==============

                       Lanco Environmental Products, Inc.

3.  FINANCING ARRANGEMENT

The Company has a $100,000 short-term line-of-credit with a bank. It is collateralized by the personal guarantee of the sole stockholder and is due on demand. Interest on borrowings is at the bank's prime rate, an effective rate of 8.50% at June 27, 1997. There was $100,000 outstanding under this arrangement at June 27, 1997.

4.  FEDERAL INCOME TAXES

The provision for income taxes consists of the following as of the period ended June 27, 1997:

   Current tax expense                                           $       54,100
   Deferred tax benefit                                                 (54,100)
                                                                 ---------------
                                                                 $            -
                                                                 ===============


The Company made income tax payments of $35,000 during the period January 1, 1997 through June 27, 1997.

Deferred income taxes reflect the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred income tax assets and liabilities at June 27, 1997 are as follows:

   Deferred tax assets:

     Allowance for doubtful accounts                            $        20,400
     Employee benefits                                                    1,700
                                                                -----------------
                                                                         22,100

   Deferred tax liabilities:

     Inventories                                                        121,200
     Depreciation                                                         6,000
                                                                -----------------
                                                                        127,200
                                                                -----------------
   Net deferred tax liabilities                                 $       105,100
                                                                =================

                       Lanco Environmental Products, Inc.

5.  LEASES AND RELATED-PARTY TRANSACTIONS

During the period January 1, 1997 to June 27, 1997, the Company paid a management fee to a related company of $50,000 for administrative services.

The Company leases its headquarters and manufacturing facility from its sole stockholder under an operating lease arrangement expiring in June 1998. Effective June 28, 1997, the monthly rental under this agreement was reduced from $5,000 to $2,500 per month through June 1998. The Company has the option to renew the lease for an additional year through June 1999 for $5,000 per month. The Company is required to pay all insurance, taxes and maintenance costs associated with the property.

In addition, the Company leases certain vehicles and machinery under operating leases with a Company that is owned by the sole stockholder. These leases terminated on June 27, 1997 in connection with the acquisition of the Company by Waterlink, Inc.

Rent expense for the period January 1, 1997 through June 27, 1997 totaled $42,000 which was paid to related parties under the leases described above.

6.  SUBSEQUENT EVENT

At the close of business on June 27, 1997, all of the outstanding shares of the Company's stock were acquired by Waterlink, Inc.

                           BIOCLEAR TECHNOLOGY INC.

                         AUDITED FINANCIAL STATEMENTS

                 PERIOD FROM SEPTEMBER 1, 1996 TO JUNE 27, 1997



Auditors' Report                                                     1

Consolidated Balance Sheets                                          2

Consolidated Statements of Income                                    3
   and Retained Earnings

Consolidated Statements of Cash Flows                                4

Notes to Consolidated Financial Statements                           5

                                AUDITORS' REPORT





To the Directors of
BIOCLEAR TECHNOLOGY INC.

We have audited the consolidated balance sheets of BIOCLEAR TECHNOLOGY INC. as of June 27, 1997 and August 31, 1996 and the consolidated statements of income and retained earnings and cash flows for the period from September 1, 1996 to June 27, 1997 and for the year ended August 31, 1996. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as of June 27, 1997 and August 31, 1996 and the results of its operations and the changes in its financial position for the period from September 1, 1996 to June 27, 1997 and the year ended August 31, 1996 in accordance with accounting principles generally accepted in Canada.


                                                  ERNST & YOUNG
                                                  Chartered Accountants


Winnipeg, Canada,
December 1, 1997

                           BIOCLEAR TECHNOLOGY INC.
           Incorporated under the Canada Business Corporations Act

                           CONSOLIDATED BALANCE SHEETS

                                                                     AUGUST 31,          JUNE 27,
                                                                        1996               1997
                                                                         C$                 C$
-----------------------------------------------------------------------------------------------------

ASSETS [note 3]
CURRENT
Cash and cash equivalents                                            2,350,094                 --
Accounts receivable                                                  2,415,050          1,971,628
Income taxes recoverable                                                21,221            289,662
Prepaid expenses                                                        69,926            101,578
-----------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                 4,856,291          2,362,868
Fixed assets [notes 4 and 6]                                         1,094,320          2,902,693
-----------------------------------------------------------------------------------------------------
                                                                     5,950,611          5,265,561
=====================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Bank indebtedness [note 3]                                             331,000          2,641,988
Accounts payable and accrued charges [note 6]                        4,270,991            402,620
Deferred revenue                                                       156,000            286,438
Due to:
   Waterlink, Inc. [bearing interest at 10% per annum,
     without specific repayment terms]                                      --            506,042
   Shareholders [non-interest bearing,
     without specific repayment terms]                                      --            358,810
Deferred income taxes [note 7]                                         282,000            301,000
-----------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                            5,039,991          4,496,898
-----------------------------------------------------------------------------------------------------

SHAREHOLDERS' EQUITY
Share capital [note 5]                                                  85,151             85,151
Retained earnings                                                      825,469            683,512
-----------------------------------------------------------------------------------------------------
TOTAL SHAREHOLDERS' EQUITY                                             910,620            768,663
-----------------------------------------------------------------------------------------------------
                                                                     5,950,611          5,265,561
=====================================================================================================

See accompanying notes

                           BIOCLEAR TECHNOLOGY INC.

                           CONSOLIDATED STATEMENTS OF
                          INCOME AND RETAINED EARNINGS



                                                                                   FOR THE PERIOD
                                                                                        FROM
                                                                                    SEPTEMBER 1,
                                                                                        1996
                                                                   YEAR ENDED            TO
                                                                   AUGUST 31,         JUNE 27,
                                                                      1996              1997
                                                                       C$                C$
-----------------------------------------------------------------------------------------------------

SALES                                                               10,507,190          3,124,245

COST OF SALES [note 6]                                               4,368,223          1,392,843
-----------------------------------------------------------------------------------------------------

GROSS PROFIT                                                         6,138,967          1,731,402
-----------------------------------------------------------------------------------------------------

Expenses
   Depreciation                                                        145,813            208,120
   Interest                                                             16,816             68,432
   Administrative                                                    5,323,641          1,575,685
-----------------------------------------------------------------------------------------------------
                                                                     5,486,270          1,852,237
-----------------------------------------------------------------------------------------------------
Income (loss) from operations                                          652,697           (120,835)
-----------------------------------------------------------------------------------------------------
Other income (loss)
   Interest                                                             71,953             25,599
   Loss on foreign exchange                                            (16,029)           (28,208)
   Loss on sale of fixed assets                                             --             (5,513)
-----------------------------------------------------------------------------------------------------
                                                                        55,924             (8,122)
-----------------------------------------------------------------------------------------------------
Income (loss) before income taxes                                      708,621           (128,957)
-----------------------------------------------------------------------------------------------------
Income tax expense (recovery) [note 7]
   Current                                                              72,555             (6,000)
   Deferred                                                            173,500             19,000
-----------------------------------------------------------------------------------------------------
                                                                       246,055             13,000
-----------------------------------------------------------------------------------------------------
NET INCOME (LOSS) FOR THE PERIOD                                       462,566           (141,957)

Retained earnings, beginning of period                                 664,894            825,469

Excess of redemption price over stated capital [note 5]               (282,991)                --

Refundable taxes paid                                                  (19,000)                --
-----------------------------------------------------------------------------------------------------
RETAINED EARNINGS, END OF PERIOD                                       825,469            683,512
=====================================================================================================

See accompanying notes

                           BIOCLEAR TECHNOLOGY INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                   FOR THE PERIOD
                                                                                        FROM
                                                                                    SEPTEMBER 1,
                                                                                        1996
                                                                   YEAR ENDED            TO
                                                                   AUGUST 31,         JUNE 27,
                                                                      1996              1997
                                                                       C$                C$
-----------------------------------------------------------------------------------------------------

OPERATING ACTIVITIES
Net income (loss) for the period                                       462,566           (141,957)
Add charges to operations not requiring a
   current cash payment
     Depreciation                                                      145,813            208,120
     Deferred income tax                                               173,500             19,000
     Loss on sale of fixed assets                                           --              5,513
-----------------------------------------------------------------------------------------------------
                                                                       781,879             90,676
Net change in non-cash working capital
   balances related to operations [note 8]                              77,561         (3,594,604)
-----------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES                        859,440         (3,503,928)
-----------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
Purchase of fixed assets [net of investment
   tax credits of C$232,019; 1996 - C$11,208]                         (249,023)        (2,030,772)
Proceeds on sale of fixed assets                                            --              8,766
-----------------------------------------------------------------------------------------------------
CASH USED IN INVESTING ACTIVITIES                                     (249,023)        (2,022,006)
-----------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
Increase in due to Waterlink, Inc.                                          --            506,042
Refundable taxes paid                                                  (19,000)                --
Redemption of shares                                                  (288,000)                --
Increase in due to shareholders                                             --            358,810
-----------------------------------------------------------------------------------------------------
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                       (307,000)           864,852
-----------------------------------------------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH DURING THE PERIOD                      303,417         (4,661,082)
Cash position, beginning of period                                   1,715,677          2,019,094
-----------------------------------------------------------------------------------------------------
CASH POSITION, END OF PERIOD                                         2,019,094         (2,641,988)
-----------------------------------------------------------------------------------------------------

Cash position is comprised of cash and cash equivalents, net of bank indebtedness.

See accompanying notes

                           BIOCLEAR TECHNOLOGY INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                June 27, 1997




1. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared by management on the historical cost basis in accordance with accounting principles generally accepted in Canada. These accounting principles are, in all material respects, in accordance with those generally accepted in the United States except as described in note 10, "Summary of Significant Differences Between Canadian and U.S.
Generally Accepted Accounting Principles."

[a] PRINCIPLES OF CONSOLIDATION

These consolidated financial statements, expressed in Canadian dollars, include the accounts of the company and its wholly-owned subsidiaries, Bioclear Tech Sales Inc. and Bioclear Technology U.S.A., Inc.

[b] REVENUE RECOGNITION

The company recognizes contract revenue using the "percentage of completion" method of accounting in the proportion that costs bear to total estimated costs at completion. Revisions of estimates to complete and losses, if any, are recognized in the period in which they are determined.

[c] FIXED ASSETS

Fixed assets are stated at historical cost. Maintenance and repairs are expensed as incurred. Investment tax credits received towards the acquisition of fixed assets are deducted from fixed assets with depreciation calculated on the net amount.

Depreciation is provided over the estimated life of the asset at the following annual rates and bases:

Building                                  4%                           Declining balance
Furniture and fixtures                   20%                           Declining balance
Office equipment                         20%                           Declining balance
Pilot plant                              20%                           Declining balance
Shop equipment                           20%                           Declining balance
Bridge crane                             20%                           Declining balance
Small tools                              50%                           Straight line
Trucks                                   30%                           Declining balance

When fixed assets are sold or scrapped, the cost of the asset and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is included in income.

                           BIOCLEAR TECHNOLOGY INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                June 27, 1997



[d] INCOME TAXES

The company follows the tax allocation method of providing for income taxes. Under this method, the provision for income taxes is based upon the income reported on the income statement. The primary differences between accounting and taxable income are caused by the difference between depreciation for accounting purposes and capital cost allowance for income tax purposes, as well as the difference between the profits on contracts in progress recognized for accounting purposes and the profits recognized for income tax purposes.

[e] TRANSLATION OF FOREIGN CURRENCIES

The financial statements of the U.S. subsidiary, which is considered to be an integrated foreign operation, and foreign currency denominated balances of the company have been translated to Canadian dollars ["C$"] using the temporal method. Under this method, monetary assets and liabilities, both current and long-term, are translated at year end rates of exchange. Other assets and liabilities are translated at historical rates of exchange in effect at the dates of transactions.

Revenue and costs are translated at the average rates of exchange for the year except for property, plant and equipment and depreciation which are translated at historical rates.

Gains and losses on translation are included in income.

2. AMALGAMATION

The company was formed on August 31, 1996, through the amalgamation of 3212904 Canada Ltd. and Bioclear Technology Inc. The financial statements of the company recognize the continuity of interest of the shareholders in assets, liabilities, and operations of the amalgamating companies and are prepared on the following basis:

[a] In the balance sheet, the assets, liabilities, share capital and retained earnings of the amalgamating companies have been combined at their respective carrying values.

[b] The statements of income and retained earnings and cash flows represent the combined results of operations and combined cash flows of the amalgamating companies during the periods.

3. BANK INDEBTEDNESS

The bank indebtedness is comprised of banker's acceptances in the amount of C$2,500,000 and an operating line of credit. The banker's acceptances bear interest ranging from 4.04% to 4.4% and are due on January 14, 1998. The operating line of credit bears interest at the bank prime rate which was 4.75% at June 27, 1997.

As collateral security for the bank indebtedness, the company has provided a general security agreement providing a charge over all assets owned by the company and a fixed and floating charge debenture in the amount of C$2,000,000.

                           BIOCLEAR TECHNOLOGY INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                June 27, 1997




4. FIXED ASSETS

                               AUGUST 31, 1996                            JUNE 27, 1997
                    -----------------------------------       -------------------------
                               ACCUMULATED     NET BOOK                 ACCUMULATED      NET BOOK
                    COST      DEPRECIATION       VALUE        COST     DEPRECIATION        VALUE
                     C$            C$             C$           C$           C$              C$
-----------------------------------------------------------------------------------------------------

Land                 52,066           --         52,066        52,066           --         52,066
Building            711,550      178,213        533,337     1,982,775      219,612      1,763,163
Furniture and
   fixtures          68,144       31,251         36,893        70,800       37,484         33,316
Office
   equipment        140,620       61,706         78,914       143,358       74,200         69,158
Pilot plant          94,394       74,423         19,971        94,394       77,752         16,642
Shop
   equipment        191,854       41,677        150,177       834,609      124,222        710,387
Bridge crane        130,651       54,472         76,179       229,600       76,563        153,037
Small tools          10,864        9,358          1,506        14,630       12,357          2,273
Trucks              205,412       60,135        145,277       190,967       88,316        102,651
-----------------------------------------------------------------------------------------------------
                  1,605,555      511,235      1,094,320     3,613,199      710,506      2,902,693
=====================================================================================================

5. SHARE CAPITAL

                                                                    AUGUST 31,          JUNE 27,
                                                                       1996               1997
                                                                        C$                 C$
-----------------------------------------------------------------------------------------------------
AUTHORIZED
Unlimited number of Class A voting common shares
Unlimited number of Class B common shares carrying
   two votes per share
Unlimited number of preference shares, voting,
   convertible to Class B common shares,
   non-cumulative dividends not to exceed C$1 per share

ISSUED
944,486 Class A common shares [1996 - 944,486]                              37                 37
4,896,000 preference shares [1996 - 4,896,000]                          85,114             85,114
-----------------------------------------------------------------------------------------------------
                                                                        85,151             85,151
=====================================================================================================

During 1996, 55,556 Class A common shares and 288,000 preference shares were purchased for cancellation for consideration of C$288,000. Also, 34 Class A common shares were issued for consideration of C$3.

                           BIOCLEAR TECHNOLOGY INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                June 27, 1997




6. RELATED PARTY TRANSACTIONS

During the period, the company had the following transactions with companies owned by shareholders of Bioclear Technology Inc.:

                                                                    AUGUST 31,          JUNE 27,
                                                                       1996               1997
                                                                        C$                 C$
-----------------------------------------------------------------------------------------------------

Cost of sales
   Roman Equipment Services (1973) Ltd.                              1,018,704            145,399
   Jenkyns Electric Ltd.                                                35,592             11,228

Fixed asset additions - building
   Roman Equipment Services (1973) Ltd.                                     --            102,546
   Jenkyns Electric Ltd.                                                    --            115,335

Charges for these services were at estimated fair market value.

At the period end, C$25,339 [1996 - C$186,248] remains payable to Roman Equipment Services (1973) Ltd. and is included in accounts payable.

7. INCOME TAXES

The company has non-capital losses of C$707,000 available for carry forward. The potential benefit of these losses, which will be realized as a reduction of federal income taxes payable in future years, has been recorded as an offset to the deferred income tax liability account. These amounts will expire as follows:

                                                                                              C$
-----------------------------------------------------------------------------------------------------

2001                                                                                       13,000
2003                                                                                      694,000

In addition, the company has provincial investment tax credits of C$181,000 available for carry forward. The potential benefit of these credits, which will be realized as a reduction of provincial income taxes payable in future years, has been recorded as income taxes recoverable. The credits expire in 2003.

The company is classified as a private corporation under the Income Tax Act and, therefore, certain taxes paid relative to investment income are potentially refundable and are not deducted in computing net income for the year. Such taxes will normally be refunded at the rate of C$1 for each C$3 of taxable dividends paid. When some part of these taxes becomes definitely refundable because of dividend payments, the appropriate amount is transferred to income taxes recoverable. At the end of the period, the balance in the company's refundable tax account was approximately C$54,000 [1996 - C$54,000].

                           BIOCLEAR TECHNOLOGY INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                June 27, 1997




8.  NET CHANGE IN NON-CASH WORKING CAPITAL
    BALANCES RELATED TO OPERATIONS

                                                                    AUGUST 31,          JUNE 27,
                                                                       1996               1997
                                                                        C$                 C$
-----------------------------------------------------------------------------------------------------
Net decrease (increase) in current assets
   Accounts receivable                                              (2,288,593)           443,422
   Income taxes recoverable                                            (21,221)          (268,441)
   Inventory                                                            50,745                 --
   Prepaid expenses                                                     10,588            (31,652)
Net increase (decrease) in current liabilities
   Accounts payable and accrued charges                              2,250,601         (3,868,371)
   Deferred revenue                                                    156,000            130,438
   Income taxes payable                                                (80,559)                --
-----------------------------------------------------------------------------------------------------
                                                                        77,561         (3,594,604)
=====================================================================================================

9. SUBSEQUENT EVENTS

At the close of business on June 27, 1997 all the issued and outstanding shares of the company were purchased by the Waterlink, Inc. group of companies.

10.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN
     CANADIAN AND U.S. GENERALLY ACCEPTED
     ACCOUNTING PRINCIPLES

The financial statements have been prepared in accordance with accounting principles generally accepted in Canada which, in the case of Bioclear Technology Inc., conform in all material respects with those in the United States except that:

[a] Short-term bank borrowings have been presented in the consolidated statements of cash flows as a component of cash and cash equivalents rather than as a financing activity. If U.S. generally accepted accounting principles had been followed, the amounts on the consolidated statements of cash flows would be adjusted as follows:

                                                                    AUGUST 31,          JUNE 27,
                                                                       1996               1997
                                                                        C$                 C$
-----------------------------------------------------------------------------------------------------

     Cash provided by financing activities                             331,000          2,310,988
     Net increase in cash during the period                            331,000          2,310,988
     Cash position, beginning of period                                     --            331,000
     Cash position, end of period                                      331,000          2,641,988

                           BIOCLEAR TECHNOLOGY INC.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                June 27, 1997




[b] The interest expense for each period approximates the interest paid for each period. The amount of income taxes paid in each period was as follows:

                                                                    AUGUST 31,          JUNE 27,
                                                                       1996               1997
                                                                        C$                 C$
-----------------------------------------------------------------------------------------------------

     Income taxes paid                                                 172,572             29,221

[c] Under SEC regulations, the redeemable preferred shares included in share capital would be presented separately outside shareholders' equity as follows:

                                                                    AUGUST 31,          JUNE 27,
                                                                       1996               1997
                                                                        C$                 C$
-----------------------------------------------------------------------------------------------------

     Redeemable preferred shares                                        85,114             85,114
     Common share capital                                                   37                 37

[d] The following table sets forth at the end of and for the periods indicated, certain information concerning the closing, average, high and low exchange rates for United States Dollars ["US$"] as a ratio of Canadian Dollars ["C$"]. The exchange rates used are those quoted by the Federal Reserve Bank of New York and are the noon buying rates in New York City for cable transfer in foreign currencies. On November 13, 1997, the closing ratio of United States Dollar per Canadian Dollar was .710.

                                                                    AUGUST 31,          JUNE 27,
                                                                       1996               1997
-----------------------------------------------------------------------------------------------------

     Ratio of US$ per C$
       Exchange rate at end of period                                  .731              .722
       Average exchange rate during period                             .734              .731
       Highest exchange rate during period                             .746              .746
       Lowest exchange rate during period                              .727              .717